CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Annual Report on Form 1-K of Jamestown Invest 1, LLC and Subsidiaries for the year ended December 31, 2023 of our report dated April 29, 2024, relating to the consolidated financial statements of Jamestown Invest 1, LLC and Subsidiaries as of December 31, 2023 and 2022, and for the years ended December 31, 2023 and 2022.

/s/ Moore, Colson & Company, P.C.

Atlanta, Georgia
April 29, 2024